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                                                                    EXHIBIT 99.6

                              CISCO SYSTEMS, INC.

                        STOCK OPTION ASSUMPTION AGREEMENT
                            AMTEVA TECHNOLOGIES, INC.


                             1996 STOCK OPTION PLAN
                            1998 STOCK INCENTIVE PLAN


OPTIONEE:  [[Employee]]

               STOCK OPTION ASSUMPTION AGREEMENT effective as of the 2nd day of June, 1999 by Cisco Systems, Inc., a California corporation ("Cisco").

               WHEREAS, the undersigned individual ("Optionee") holds one or more outstanding options to purchase shares of the common stock of Amteva Technologies, Inc. (formerly Aum Tech of Virginia, Inc.), a Virginia corporation ("Amteva"), which were granted to Optionee under the Amteva 1996 Stock Option Plan or 1998 Stock Incentive Plan (the "Plans") and are each evidenced by a Stock Option Agreement (the "Option Agreement").

               WHEREAS, Amteva has been acquired by Cisco through the merger of Amteva with and into Cisco (the "Merger") pursuant to the Agreement and Plan of Merger and Reorganization, by and between Cisco and Amteva (the "Merger Agreement").

               WHEREAS, the provisions of the Merger Agreement require Cisco to assume all obligations of Amteva under all outstanding options under the Plans at the consummation of the Merger and to issue to the holder of each outstanding option an agreement evidencing the assumption of such option.

               WHEREAS, pursuant to the provisions of the Merger Agreement, the exchange ratio (the "Exchange Ratio") in effect for the Merger is 0.104902 shares of Cisco common stock ("Cisco Stock") for each outstanding share of Amteva common stock ("Amteva Stock").

               WHEREAS, this Agreement became effective immediately upon the consummation of the Merger (the "Effective Time") in order to reflect certain adjustments to Optionee's outstanding options which have become necessary by reason of the assumption of those options by Cisco in connection with the Merger.

               NOW, THEREFORE, it is hereby agreed as follows:

               1. The number of shares of Amteva Stock subject to the options held by Optionee immediately prior to the Effective Time (the "Amteva Options") and the exercise price payable per share are set forth in Exhibit(s) A hereto. Cisco hereby assumes, as of the Effective Time, all the duties and obligations of Amteva under each of the Amteva Options. In connection with such assumption, the number of shares of Cisco Stock purchasable under each Amteva

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Option hereby assumed and the exercise price payable thereunder have been adjusted to reflect the Exchange Ratio. Accordingly, the number of shares of Cisco Stock subject to each Amteva Option hereby assumed shall be as specified for that option in attached Exhibit(s) A, and the adjusted exercise price payable per share of Cisco Stock under the assumed Amteva Option shall also be as indicated for that option in attached Exhibit(s) A.

               2. The intent of the foregoing adjustments to each assumed Amteva Option is to assure that the spread between the aggregate fair market value of the shares of Cisco Stock purchasable under each such option and the aggregate exercise price as adjusted pursuant to this Agreement will, immediately after the consummation of the Merger, be not less than the spread which existed, immediately prior to the Merger, between the then aggregate fair market value of the Amteva Stock subject to the Amteva Option and the aggregate exercise price in effect at such time under the Option Agreement. Such adjustments are also intended to preserve, immediately after the Merger, on a per share basis, the same ratio of exercise price per option share to fair market value per share which existed under the Amteva Option immediately prior to the Merger.

               3. The following provisions shall govern each Amteva Option hereby assumed by Cisco:

                             (a) Unless the context otherwise requires, all
               references in each Option Agreement and, if applicable, in the Plans (as incorporated into such Option Agreement) (i) to the "Company" shall mean Cisco, (ii) to "Shares" shall mean shares of Cisco Stock, (iii) to the "Board" shall mean the Board of Directors of Cisco and (iv) to the "Committee" shall mean the Compensation Committee of the Cisco Board of Directors.

                             (b) The grant date and the expiration date of each
               assumed Amteva Option and all other provisions which govern either the exercise or the termination of the assumed Amteva Option shall remain the same as set forth in the Option Agreement and the Plan, applicable to that option, and the provisions of the Option Agreement and the Plan shall accordingly govern and control Optionee's rights under this Agreement to purchase Cisco Stock.

                             (c) Pursuant to the terms of the Option Agreement,
               none of your options assumed by Cisco in connection with the transaction will vest and become exercisable on an accelerated basis upon the consummation of the Merger. Each Amteva Option shall be assumed by Cisco as of the Effective Time. Each such assumed Amteva Option shall thereafter continue to vest for any remaining unvested shares of Cisco Stock subject to that option in accordance with the same installment vesting schedule in effect under the applicable Option Agreement immediately prior to the Effective Time; provided, however, that the number of shares subject to each such installment shall be adjusted to reflect the Exchange Ratio.

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                        (d) For purposes of applying any and all provisions of
                the Option Agreement and/or the Plan relating to Optionee's status as an employee or a consultant of Amteva, Optionee shall be deemed to continue in such status as an employee or a consultant for so long as Optionee renders services as an employee or a consultant to Cisco or any present or future Cisco subsidiary. Accordingly, the provisions of the Option Agreement governing the termination of the assumed Amteva Options upon Optionee's cessation of service as an employee or a consultant of Amteva shall hereafter be applied on the basis of Optionee's cessation of employee or consultant status with Cisco and its subsidiaries, and each assumed Amteva Option shall accordingly terminate, within the designated time period in effect under the Option Agreement for that option, following such cessation of service as an employee or a consultant of Cisco and its subsidiaries. Specifically, an assumed Amteva Option which was originally granted under the 1996 Stock Option Plan must be exercised by the Optionee within fifteen (15) days of the date of the Optionee's termination by Cisco or the assumed Amteva Option will terminate. An assumed Amteva Option which was originally granted under the 1998 Stock Incentive Plan must be exercised within three (3) months of the date of the Optionee's termination by Cisco or the assumed Amteva Option will terminate.

                        (e) The adjusted exercise price payable for the Cisco
                Stock subject to each assumed Amteva Option shall be payable in any of the forms authorized under the Option Agreement applicable to that option. For purposes of determining the holding period of any shares of Cisco Stock delivered in payment of such adjusted exercise price, the period for which such shares were held as Amteva Stock prior to the Merger shall be taken into account.

                        (f) In order to exercise each assumed Amteva Option,
                Optionee must deliver to Cisco a written notice of exercise in which the number of shares of Cisco Stock to be purchased thereunder must be indicated. The exercise notice must be accompanied by payment of the adjusted exercise price payable for the purchased shares of Cisco Stock and should be delivered to Cisco at the following address:

                         Cisco Systems, Inc.
                         255 West Tasman Drive, Building J
                         San Jose, CA 95134
                         Attention: Option Plan Administrator

                4. Except to the extent specifically modified by this Option Assumption Agreement, all of the terms and conditions of each Option Agreement as in effect immediately prior to the Merger shall continue in full force and effect and shall not in any way be amended, revised or otherwise affected by this Stock Option Assumption Agreement.

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               IN WITNESS WHEREOF, Cisco Systems, Inc. has caused this Stock
Option Assumption Agreement to be executed on its behalf by its duly-authorized officer effective as of the 2nd day of June, 1999.




                                            CISCO SYSTEMS, INC.

                                            By:  /s/ LARRY R. CARTER
                                                 ---------------------------
                                                 Larry R. Carter
                                                 Corporate Secretary




                                 ACKNOWLEDGMENT


               The undersigned acknowledges receipt of the foregoing Stock Option Assumption Agreement and understands that all rights and liabilities with respect to each of his or her Amteva Options hereby assumed by Cisco are as set forth in the Option Agreement, the Plan, as applicable, and such Stock Option Assumption Agreement.


                                            ------------------------------------
                                            [[EMPLOYEE]], OPTIONEE



DATED:          , 1999
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